Exhibit 10.70

Cornell Capital Partners, LP

101 Hudson Street, Suite 3700

Jersey City, New Jersey 07302

January 31, 2006

Lithium Technology Corporation

5115 Campus Drive

Plymouth Meeting, PA 19462-1129

Attention: Andrew J. Manning

Re:	Secured Convertible Debenture, Warrants and
Investor Registration Rights Agreement
Each Dated October 7, 2005

Dear Dr. Manning:

Lithium Technology Corporation, a Delaware corporation (the “Obligor”) and Cornell Capital Partners, LP (the “Holder”) entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) dated October 7, 2005, pursuant to which the Obligor issued and sold to the Holder a secured convertible debenture (the “Debenture”) in the principal sum of Three Million Dollars ($3,000,000) and issued to the Holder five-year warrants to purchase 20,000,000 shares of common stock at the following exercise prices: 10,000,000 at $0.06 per share, 5,000,000 at $0.07 per share and 5,000,000 at $0.10 per share (the “Warrants”).

In connection with the issuance of the Debenture, the Obligor and the Holder entered into an Investor Registration Rights Agreement dated October 7, 2005, (“Registration Rights Agreement”) pursuant to which the Obligor agreed to file a Registration Statement (“Registration Statement”), with the United States Securities and Exchange Commission (“SEC”) within ninety days of October 7, 2005 and a Pledge and Escrow Agreement dated October 7, 2005 (the “Pledge and Escrow Agreement”) pursuant to which the Obligor has pledged to the Holder 250,000,000 shares of Obligor’s Common Stock as security for the Obligor’s obligations under the Debenture (the “Pledged Shares”).

All capitalized terms not defined herein shall have the meaning assigned to them in the Debenture or the Registration Rights Agreements.

The Parties hereby agree as follows:

1.	Debenture and Warrants.

a.	The Debenture and Warrants are amended as follows:

(1)	All Scheduled Payments of principal and accrued interest on the Debenture otherwise due on or before March 15, 2006 shall be due on March 15, 2006 (the “Early Maturity Date”).

Lithium Technology Corporation

January 31, 2006

(2)	In the event the Obligor closes on any debt or equity financing (a “New Financing”), Obligor shall use fifty percent (50%) of the proceeds of the New Financing (net of placement fees and commissions) to repay principal and interest outstanding under the Debenture.

(3)	In the event the Obligor does not repay all outstanding principal and accrued interest on the Debenture on the Early Maturity Date, (i) the Obligor shall repay $900,000 of principal and accrued interest on March 15, 2006 and repay the balance of the outstanding principal and interest on the Debenture over seven equal payments commencing April 1, 2006 until October 1, 2006, and (ii) the exercise price of the 20,000,000 Warrants shall be reduced to $0.0128 on a pro-rata basis in relation to the amount of principal of the Debenture not repaid by the Obligor as of March 15, 2006. (By way of example, if $1,500,000 in principal of the Debenture has not been repaid by the Obligor by the Early Maturity Date the exercise price of 50% of each of the three Warrants shall be reduced to $0.0128.)

(4)	At any time prior to March 15, 2006 the Obligor at its option shall have the right, with three (3) business days advance written notice (the “Early Redemption Notice”), to redeem a portion or all amounts outstanding under the Debenture in an amount equal to the principal amount outstanding and accrued interest being redeemed (the “Early Redemption Amount”).

(5)	No Redemption Premium shall be due by the Obligor for a redemption of the Debenture prior to March 15, 2006 pursuant to an Early Redemption Notice.

(6)	The Debenture shall not be convertible from the date hereof through March 15, 2006 provided the Obligor is current on its payment obligations under the Debenture.

b.	The Holder waives as of the date hereof any Event of Default as a result of the non-payment of principal or interest due prior to the date hereof or as a result of the failure to file the Registration Statement within ninety days of October 7, 2005.

2.	Pledge and Escrow Agreement.

a.	Upon the occurrence of an Event of Default under the Debenture the Holder may convert the outstanding principal and interest due to Holder under the Debenture into Pledged Shares at the Conversion Price of $0.0128.

Lithium Technology Corporation

January 31, 2006

3.	Investor Registration Rights Agreement.

a.	The Scheduled Filing Deadline (as defined in Section 2(a) of the Registration Rights Agreement) shall be amended to mean February 10, 2006.

b.	The term “Registrable Securities” (as defined in Section 1(c) of the Registration Rights Agreement) shall be amended to mean (i) 250,000,000 shares of Common Stock issuable to the Investors upon conversion of the Convertible Debentures at the original exercise price of $0.06 or at the reduced exercise price of $0.0128 if an Event of Default occurs and remains uncured under the Debenture or issuable to the Holder under the Pledge and Escrow Agreement, and (ii) the Warrant Shares (as these terms are defined in the Securities Purchase Agreement).

4.	Fees.

a.	In consideration of the foregoing, the Obligor shall pay the Holder a fee of $100,000 as follows: $25,000 on the date hereof and $75,000 on March 15, 2006.

Please indicate your agreement to the foregoing by signing below where indicated.

Sincerely,

Cornell Capital Partners, LP
By:	Yorkville Advisors, LLC
Its:	General Partner

By:	/s/ Mark Angelo
Mark Angelo
President and Portfolio Manager

Agreed and Acknowledged on January 31, 2006

Lithium Technology Corporation

By:	/s/ Andrew J. Manning
Andrew J. Manning
President and Chief Operating Officer